Exhibit 99.1

First Foundation Announces 2018 Second Quarter Financial Results

•	Earnings per share of $0.12 for the second quarter
•	Net interest income growth of 31% year to date
•	Revenue growth of 21% year to date
•	Record loan originations of $551 million for the quarter

IRVINE, CA – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), announced today its financial results for the quarter and six months ended June 30, 2018. As we present certain non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Use of Non-GAAP Financial Measures.”

Earnings for the second quarter of 2018 were impacted by $3.8 million of acquisition costs related to the closing of the acquisition of PBB Bancorp (“PBB”), $1.5 million of balance sheet restructuring costs and $3.5 million of loan chargeoffs.

“We have been able to maintain strong growth in both our loan production and revenues while we continue to work through a challenging interest rate environment,” said Scott F. Kavanaugh, CEO. “We used this quarter as an opportunity to start a process to restructure our balance sheet to better position us for 2019 and beyond.”

Highlights

Financial Results:

•	2018 second quarter compared to 2017 second quarter:
o	Net interest income was $36.2 million, an increase of 30%
o	Total revenues were $43.2 million, an increase of 15%
o	Income before taxes was $6.8 million as compared to $14.3 million
o	Earnings were $5.1 million as compared to $9.6 million
o	Earnings per fully diluted share were $0.12 as compared to $0.28
•	2018 year to date compared to 2017 year to date:
o	Net interest income was $70.5 million, an increase of 31%
o	Total revenues were $86.5 million, an increase of 21%
o	Income before taxes was $19.4 million as compared to $23.4 million
o	Earnings were $14.1 million as compared to $15.7 million
o	Earnings per fully diluted share were $0.35 as compared to $0.46
•	2018 Financial ratios:
o	Return on average tangible equity of 7.5% for the first six months
o	Return on average assets of 0.57% for the first six months
o	Efficiency ratio of 68.4% for the first six months
o	Total tangible shareholders’ equity of $418 million, tangible book value of $9.41 per share, and tangible common equity to tangible assets of 7.12%, in each case, as of June 30, 2018

Other Activity:

•	Loan originations totaled $551 million for the second quarter and $971 million for the first six months of 2018.

Exhibit 99.1

•	Deposits increased by $1.2 billion during the first six months of 2018, including $478 million of deposits added from the PBB acquisition.
•	Assets under management (“AUM”) at FFA decreased by $86 million during the first six months as new accounts were offset by fund withdrawals and account terminations.

“We had a record quarter of loan production and our balance sheet restructuring will allow us to maintain a high level of loan originations as it reduces our loan concentrations,” said David DePillo, President of First Foundation Bank. “The $3.5 million in chargeoffs relate to a legacy commercial relationship and a relationship from one of our acquisitions. As a result, we do not believe there are any significant credit issues in our portfolio.”

Details

•

Total loans, including loans held for sale, increased $1.1 billion in the first six months of 2018 as a result of $971 million of originations and $522 million of loans added from the PBB acquisition, which were partially offset by the sale of $52 million of multifamily loans and payoffs or scheduled payments of $323 million.

•

The $711 million growth in deposits during the first six months of 2018 (excluding the deposits acquired in the PBB acquisition) included specialty deposits growth of $218 million, branch deposits growth of $48 million and wholesale deposits growth of $445 million.

•	The $86 million decrease in AUM during the first six months of 2018 was the net result of $135 million of new accounts and terminations and net withdrawals of $220 million.

About First Foundation

First Foundation, a financial institution founded in 1990, provides personal banking, business banking and private wealth management. The Company has offices in California, Nevada and Hawaii with headquarters in Irvine, California. For more information, please visit www.firstfoundationinc.com.

We have two business segments, “Banking” and “Investment Management and Wealth Planning” (“Wealth Management”). Banking includes the operations of FFB and First Foundation Insurance Services, and Wealth Management includes the operations of FFA. The financial position and operating results of the stand-alone holding company, FFI, are included under the caption “Other” in certain of the tables that follow, along with any consolidation elimination entries.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to the risk that the balance sheet restructuring may not be completed as planned on a timely basis or at all; the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that we will not be able to continue our internal growth rate; the risk that we will not be able to access the securitization market on favorable terms or at all; the risk that the economic recovery in the United States will stall or will be adversely affected by domestic or international economic conditions and risks associated with the Federal Reserve Board taking actions with respect to interest rates, any of which could adversely

Exhibit 99.1

affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in Item 1A, entitled “Risk Factors” in our 2017 Annual Report on Form 10-K for the fiscal year ended December 31, 2017 that we filed with the SEC on March 16, 2018, and other documents we file with the SEC from time to time. We urge readers of this news release to review the Risk Factors section of that Annual Report and the Risk Factors section of other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2017 Annual Report on Form 10-K, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact:

John Michel

Chief Financial Officer

First Foundation Inc.

949-202-4160

jmichel@ff-inc.com

FIRST FOUNDATION INC.

CONSOLIDATED BALANCE SHEETS - Unaudited

(in thousands, except share and per share amounts)

	June 30, 2018	December 31, 2017
ASSETS

Cash and cash equivalents	$370,390	$120,394
Securities available-for-sale (“AFS”)	492,877	519,364
Loans held for sale	644,605	154,380

Loans, net of deferred fees	4,287,390	3,663,727
Allowance for loan and lease losses (“ALLL”)	(19,000)	(18,400)
Net loans	4,268,390	3,645,327

Investment in FHLB stock	22,707	19,060
Deferred taxes	18,290	12,143
Premises and equipment, net	9,010	6,581
Real estate owned (“REO”)	2,979	2,920
Goodwill and intangibles	100,370	33,576
Other assets	36,383	27,440
Total Assets	$5,966,001	$4,541,185

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$4,632,950	$3,443,527
Borrowings	791,000	678,000
Accounts payable and other liabilities	24,082	24,707
Total Liabilities	5,448,032	4,146,234

Commitments and contingencies	−	−
Shareholders’ Equity
Common Stock, par value $.001: 70,000,000 shares authorized; 44,397,035 and 38,207,766 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	44	38
Additional paid-in-capital	430,479	314,501
Retained earnings	99,625	85,503
Accumulated other comprehensive income (loss), net of tax	(12,179)	(5,091)
Total Shareholders’ Equity	517,969	394,951

Total Liabilities and Shareholders’ Equity	$5,966,001	$4,541,185

FIRST FOUNDATION INC.

CONSOLIDATED INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017

Interest income:
Loans	$43,535	$29,982	$82,506	$56,473
Securities	3,575	3,126	6,997	6,157
FHLB Stock, fed funds sold and deposits	1,388	544	2,314	1,382
Total interest income	48,498	33,652	91,817	64,012

Interest expense:
Deposits	8,084	4,012	13,956	7,204
Borrowings	4,163	1,745	7,342	2,855
Total interest expense	12,247	5,757	21,298	10,059

Net interest income	36,251	27,895	70,519	53,953

Provision for loan losses	2,450	1,092	4,138	1,161

Net interest income after provision for loan losses	33,801	26,803	66,381	52,792

Noninterest income:
Asset management, consulting and other fees	7,088	6,557	14,269	12,772
Gain on sale of loans	−	2,050	545	2,350
Loss on capital markets activities	(1,490)	−	(1,490)	−
Other income	1,386	1,090	2,642	2,358
Total noninterest income	6,984	9,697	15,966	17,480

Noninterest expense:
Compensation and benefits	16,645	13,983	33,814	28,738
Occupancy and depreciation	4,763	3,879	8,934	7,293
Professional services and marketing costs	1,820	207	4,309	3,636
Customer service costs	3,824	1,319	6,595	2,012
Other expenses	6,930	2,825	9,318	5,243
Total noninterest expense	33,982	22,213	62,970	46,922

Income before taxes on income	6,803	14,287	19,377	23,350
Taxes on income	1,657	4,671	5,255	7,621
Net income	$5,146	$9,616	$14,122	$15,729

Net income per share:
Basic	$0.13	$0.29	$0.36	$0.47
Diluted	$0.12	$0.28	$0.35	$0.46
Shares used in computation:
Basic	40,820,006	33,623,671	39,704,834	33,216,602
Diluted	41,332,192	34,564,319	40,234,560	34,264,436

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Selected Income Statement Data:
Net interest income	$36,251	$27,895	$70,519	$53,953
Provision for loan losses	2,450	1,092	4,138	1,161
Noninterest Income:
Asset management, consulting and other fees	7,088	6,557	14,269	12,772
Gain on sale of loans	−	2,050	545	2,350
Loss on capital markets activities	(1,490)	−	(1,490)	−
Other	1,386	1,090	2,642	2,358
Noninterest expense	33,982	22,213	62,970	46,922
Income before taxes	6,803	14,287	19,377	23,350
Net income	5,146	9,616	14,122	15,729
Net income per share:
Basic	$0.13	$0.29	$0.36	$0.47
Diluted	0.12	0.28	0.35	0.46

Selected Performance Ratios:
Return on average assets - annualized	0.39%	1.00%	0.57%	0.85%
Return on average equity - annualized	4.7%	12.6%	6.7%	10.6%
Return on average tangible equity – annualized(1)	5.3%	12.7%	7.5%	10.7%
Net yield on interest-earning assets	2.83%	2.92%	2.89%	2.94%
Efficiency ratio (1)	69.8%	59.1%	68.4%	65.7%
Noninterest income as a % of total revenues	16.2%	25.8%	18.5%	24.5%

Other Information:
Loan originations	$550,626	$433,790	$971,036	$815,703
Charge-offs (recoveries) / average loans - annualized	0.32%	− %	0.34%	(0.03)%

(1)	Tangible equity is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.

(2)	Efficiency Ratio is a non-GAAP financial measure: See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	June 30, 2018	December 31, 2017
Selected Balance Sheet Data:
Cash and cash equivalents	$370,390	$120,394
Loans held for sale	644,605	154,380
Loans, net of deferred fees	4,287,390	3,663,727
ALLL	19,000	18,400
Total assets	5,966,001	4,541,185
Noninterest-bearing deposits	1,478,189	1,097,196
Interest-bearing deposits	3,154,761	2,346,331
Borrowings	791,000	678,000
Shareholders’ equity	517,969	394,951

Selected Capital Data:
Tangible common equity to tangible assets(3)	7.12%	8.02%
Tangible book value per share(3)	$9.41	$9.46
Shares outstanding at end of period	44,397,035	38,207,766

Other Information:
Assets under management (end of period)	$4,210,268	$4,296,077
Number of employees	461	394
Loan to deposit ratio	106.5%	110.9%
Nonperforming assets to total assets	0.20%	0.31%
Ratio of ALLL to loans(4)	0.53%	0.54%

(3)	Tangible common equity and tangible book value are non-GAAP financial measures. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.
(4)	This ratio excludes loans acquired in an acquisition as GAAP requires estimated credit losses for acquired loans to be recorded as discounts to those loans.

FIRST FOUNDATION INC.

SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended June 30,				For the Six Months Ended June 30,
	2018		2017		2018		2017
Banking:
Interest income		$48,498		$33,652		$91,817		$64,012
Interest expense		11,743		5,575		20,263		9,852
Net interest income		36,755		28,077		71,554		54,160
Provision for loan losses		2,450		1,092		4,138		1,161
Noninterest income		950		4,165		3,507		6,681
Noninterest expense		27,555		15,842		49,366		34,173
Income before taxes on income		$7,700		$15,308		$21,557		$25,507

Wealth Management:
Noninterest income		$6,246		$5,745		$12,660		$11,202
Noninterest expense		5,327		5,042		11,144		10,232
Income before taxes on income		$919		$703		$1,516		$970

Other and Eliminations:
Interest income	$	−	$	−	$	−	$	−
Interest expense		504		182		1,035		207
Net interest income		(504)		(182)		(1,035)		(207)
Noninterest income		(212)		(213)		(201)		(403)
Noninterest expense		1,100		1,329		2,460		2,517
Income before taxes on income		$(1,816)		$(1,724)		$(3,696)		$(3,127)

FIRST FOUNDATION INC.

ROLLING INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended
	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018

Interest income:
Loans	$29,982	$31,236	$33,998	$38,971	$43,535
Securities	3,126	3,023	3,227	3,422	3,575
FHLB Stock, fed funds sold and deposits	544	619	686	926	1,388
Total interest income	33,652	34,878	37,911	43,319	48,498

Interest expense:
Deposits	4,012	4,899	5,340	5,872	8,084
Borrowings	1,745	1,539	1,346	3,179	4,163
Total interest expense	5,757	6,438	6,686	9,051	12,247

Net interest income	27,895	28,440	31,225	34,268	36,251

Provision for loan losses	1,092	701	900	1,688	2,450

Net interest income after provision for loan losses	26,803	27,739	30,325	32,580	33,801

Noninterest income:
Asset management, consulting and other fees	6,557	6,900	7,038	7,181	7,088
Gain on sale of loans	2,050	1,962	2,717	545	−
Loss on capital market activities	−	−	−	−	(1,490)
Other income	1,090	1,001	1,621	1,256	1,386
Total noninterest income	9,697	9,863	11,376	8,982	6,984

Noninterest expense:
Compensation and benefits	13,983	14,117	13,703	17,169	16,645
Occupancy and depreciation	3,879	3,801	4,302	4,171	4,763
Professional services and marketing costs	207	1,479	2,572	2,489	1,820
Customer service costs	1,319	2,229	2,800	2,771	3,824
Other expenses	2,825	1,767	5,284	2,388	6,930
Total noninterest expense	22,213	23,393	28,661	28,988	33,982

Income before taxes on income	14,287	14,209	13,040	12,574	6,803
Taxes on income	4,671	4,629	10,767	3,598	1,657
Net income	$9,616	$9,580	$2,273	$8,976	$5,146

Net income per share:
Basic	$0.29	$0.28	$0.06	$0.23	$0.13
Diluted	$0.28	$0.27	$0.06	$0.23	$0.12
Shares used in computation:
Basic	33,623,671	34,565,949	36,890,085	38,577,271	40,820,006
Diluted	34,564,319	35,259,632	37,500,952	39,124,732	41,332,192

FIRST FOUNDATION INC.

ROLLING SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended
	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018		June 30, 2018
Banking:
Interest income	$33,652	$34,877	$37,912		$43,319		$48,498
Interest expense	5,575	6,210	6,468		8,520		11,743
Net interest income	28,077	28,667	31,444		34,799		36,755
Provision for loan losses	1,092	701	900		1,688		2,450
Noninterest income	4,165	3,955	5,380		2,557		950
Noninterest expense	15,842	17,333	22,484		21,811		27,555
Income before taxes on income	$15,308	$14,588	$13,440		$13,857		$7,700

Wealth Management:
Noninterest income	$5,745	$6,133	$6,221		$6,414		$6,246
Noninterest expense	5,042	5,096	5,141		5,817		5,327
Income before taxes on income	$703	$1,037	$1,080		$597		$919

Other and Eliminations:
Interest income	$-	$-	$-	$	−	$	−
Interest expense	182	228	218		531		504
Net interest income	(182)	(228)	(218)		(531)		(504)
Noninterest income	(213)	(224)	(226)		11		(212)
Noninterest expense	1,329	964	1,036		1,360		1,100
Loss before taxes on income	$(1,724)	$(1,416)	$(1,480)		$(1,880)		$(1,816)

FIRST FOUNDATION INC.

SELECTED INFORMATION: INTEREST MARGIN - Unaudited

(in thousands, except percentages)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017

Average Balances:
Loans	$4,372,853	$3,240,755	$4,158,816	$3,087,236
Securities	522,263	496,896	520,769	504,388
Total interest-earnings assets	5,130,667	3,822,758	4,876,787	3,670,329
Deposits: interest-bearing	2,637,945	2,054,400	2,480,871	1,985,792
Deposits: noninterest-bearing	1,318,684	809,129	1,269,831	755,171
Borrowings	811,301	679,055	773,373	656,862

Average Yield / Rate
Loans	3.98%	3.70%	3.97%	3.66%
Securities	2.74%	2.52%	2.69%	2.44%
Total interest-earnings assets	3.78%	3.52%	3.77%	3.49%
Deposits (interest-bearing only)	1.23%	0.78%	1.13%	0.73%
Deposits (noninterest and interest-bearing)	0.82%	0.56%	0.75%	0.53%
Borrowings	2.06%	1.03%	1.91%	0.88%
Total interest-bearing liabilities	1.42%	0.84%	1.32%	0.77%

Net Interest Rate Spread	2.36%	2.68%	2.45%	2.72%

Net Yield on Interest-earning Assets	2.83%	2.92%	2.89%	2.94%

	For the Quarter Ended
	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018

Average Balances:
Loans	$3,240,755	$3,345,159	$3,584,283	$3,942,402	$4,372,853
Securities	496,896	481,741	502,477	519,259	522,263
Total interest-earnings assets	3,822,758	3,930,860	4,208,592	4,620,086	5,130,667
Deposits: interest-bearing	2,054,400	2,157,282	2,274,163	2,322,051	2,637,945
Deposits: noninterest-bearing	809,129	1,013,753	1,244,750	1,220,435	1,318,684
Borrowings	679,055	454,273	367,701	735,024	811,301

Average Yield / Rate:
Loans	3.70%	3.73%	3.79%	3.96%	3.98%
Securities	2.52%	2.51%	2.57%	2.64%	2.74%
Total interest-earnings assets	3.52%	3.55%	3.60%	3.76%	3.78%
Deposits (interest-bearing only)	0.78%	0.90%	0.93%	1.03%	1.23%
Deposits (noninterest and interest-bearing)	0.56%	0.61%	0.60%	0.67%	0.82%
Borrowings	1.03%	1.34%	1.45%	1.75%	2.06%
Total interest-bearing liabilities	0.84%	0.98%	1.00%	1.20%	1.42%

Net Interest Rate Spread	2.68%	2.57%	2.60%	2.56%	2.36%

Net Yield on Interest-earning Assets	2.92%	2.90%	2.97%	2.96%	2.83%

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP net income and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•	The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income and may exclude one-time items of income or expense.

•

Tangible common equity (also referred to as tangible book value or tangible equity) and tangible assets, are equal to common equity and assets, respectively, less $100.4 million and $33.6 million of goodwill and intangible assets as of June 30, 2018 and December 31, 2017, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios.

•

Average tangible equity is equal to average common equity less $50.2 million and $2.1 million of average goodwill and intangible assets for the quarters ended June 30, 2018 and June 30, 2017, respectively; and less $43.0 million and $2.1 million of average goodwill and intangible assets for the six months ended June 30, 2018 and June 30, 2017, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios.

Discussion of Changes in Results of Operations and Financial Position

Quarter Ended June 30, 2018 as Compared to Quarter Ended June 30, 2017

Our net income and income before taxes in the second quarter of 2018 were $5.1 million and $6.8 million, respectively, as compared to $9.6 million and $14.3 million, respectively, in the second quarter of 2017. The $7.5 million decrease in income before taxes was the result of a $7.6 million decrease in income before taxes for Banking and a $0.2 million increase in income before taxes for Wealth Management. The decrease in Banking was due to a higher provision for loan losses, lower noninterest income and higher noninterest expenses which were partially offset by higher net interest income. The increase in Wealth Management was due to higher noninterest income which was partially offset by higher noninterest expenses. For Corporate, increases in interest costs on the holding company line of credit were offset by decreases in noninterest expenses.

Our effective tax rate for the second quarter of 2018 was 24.4% as compared to 32.7% for the second quarter of 2017. As a result of reduced federal tax rates, our statutory tax rate decreased from 41.6% in 2017 to 29.0% in 2018. In addition, during the second quarter of 2018 and 2017, we realized a 347 and 1020 basis point reduction in our effective tax rate, respectively, related to excess tax benefits resulting from the exercise or vesting of stock awards.

Net interest income for Banking increased 31% from $28.1 million in the second quarter of 2017, to $36.8 million in the second quarter of 2018 due to a 34% increase in interest-earning assets. On a consolidated basis our net yield on interest earning assets was 2.83% for the second quarter of 2018 as compared to 2.92% in the second quarter of 2017. This decrease was due to a decrease in the net interest rate spread from 2.68% in the second quarter of 2017 to 2.36% in the second quarter of 2018, the effects of which were partially offset by less reliance on higher cost borrowings and an increase in the proportion of our funding coming from noninterest bearing deposits. The decrease in the net interest rate spread was due to an increase in the cost of interest-bearing liabilities from 0.84% in the second quarter of 2017 to 1.42% in the second quarter of 2018 which was partially offset by an increase in yield on total interest-earning assets from 3.52% in the second quarter of 2017 to 3.78% in the second quarter of 2018. The yield on interest-earning assets increased as new loans added to the portfolio bear interest rates higher than the current portfolio rates as a result of increases in market rates. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates, and increased costs of borrowings as the average rate on FHLB advances increased from 0.94% in the second quarter of 2017 to 1.89% in the second quarter of 2018. The average balance outstanding under the holding company line of credit increased from $15.5 million in the second quarter of 2017 to $34.6 million in the second quarter of 2018, and the average rate increased by over 100 basis points, resulting in a $0.3 million increase in corporate interest expense.

The provision for loan losses in the second quarter of 2018 was $2.5 million as compared to $1.1 million in the second quarter of 2017. The $2.5 million provision in the second quarter of 2018 was due primarily to $3.5 million of chargeoffs in the second quarter of 2018. The $1.1 million provision in 2017 was primarily due to an 8% increase, excluding acquired loans, in loan balances.

Noninterest income in Banking in the second quarter of 2018 was $1.0 million as compared $4.2 million in the second quarter of 2017.  In the second quarter of 2018, we recognized a $1.5 million balance sheet restructuring charge with no comparable amount in 2017, and in the second quarter of 2017 we realized a $2.1 million gain on sale of loans with no comparable amount in 2018. As part of our balance sheet restructuring, we transferred $645 million of loans to loans held for sale with the intention of securitizing these loans, and, to mitigate against increases in interest rates on these loans, we entered into a swap agreement. In the second quarter of 2018, we recognized a mark to market decrease on our loans held for sale of $3.7 million and a $2.2 million gain in the value of the swap.

Noninterest income for Wealth Management increased by $0.5 million in the second quarter of 2018 when compared to the second quarter of 2017 due to higher levels of AUM.

Noninterest expense in Banking increased from $15.8 million in the second quarter of 2017 to $27.6 million in the second quarter of 2018, due to increases in staffing and costs associated with the Bank’s expansion, including the acquisition of Community 1st Bank (“C1B”) in November 2017 and Premier Business Bank (“PBB”) in June 2018, and the growth of its balances of loans and deposits. Compensation and benefits for Banking increased $2.5 million or 26% during the second quarter of 2018 as compared to the second quarter of 2017 due to salary increases and an increase in the number of full time equivalent employees (“FTE”) in Banking, which increased to 361.1 in the second quarter of 2018 from 305.8 in the second quarter of 2017 as a result of the increased staffing related to the acquisitions and additional personnel added to support the growth in loans and deposits. A $0.8 million increase in occupancy and depreciation for Banking in the second quarter of 2018 as compared to the second quarter of 2017 was due to costs related to the acquisitions and increases in our data processing costs due to increased volumes and the implementation of enhancements. The $1.7 million increase in professional services and marketing was due to a $1.8 million recovery of legal costs realized in the second quarter of 2017. Customer service costs for Banking increased from $1.3 million in the second quarter of 2017 to $3.8 million in the second quarter of 2018 due primarily to increases in the earnings credit rates paid on the balances, which reflect the increases in short term market rates during the second quarter of 2018 when compared to the second quarter of 2017. The $4.1 million increase in other expenses for Banking in the second quarter of 2018 when compared to the second quarter of 2017 were due to $3.8 million of acquisition costs related to the PBB acquisition and increases in activity related costs such as FDIC insurance. The increase in noninterest expense for Wealth Management was due to salary increases and increases in referral fees due to higher levels of AUM.

Six Months Ended June 30, 2018 as Compared to Six Months Ended June 30, 2017

Our net income and income before taxes in the first six months of 2018 were $14.1 million and $19.4 million, respectively, as compared to $15.7 million and $23.4 million, respectively, in the first six months of 2017. The $4.0 million decrease in income before taxes was the result of a $4.0 million decrease in income before taxes for Banking, a $0.5 million increase in income before taxes for Wealth Management and a $0.5 million net increase in Corporate results. The decrease in Banking was due to a higher provision for loan losses, lower noninterest income and higher noninterest expenses which were partially offset by higher net interest income. The increase in Wealth Management was due to higher noninterest income which was partially offset by higher noninterest expenses. For Corporate, a $0.8 million increase in interest costs on the holding company line of credit were offset by a $0.3 million increase in Corporate noninterest income

Our effective tax rate for the six months of 2018 was 27.1% as compared to 32.6% for the first six months of 2017. As a result of reduced federal tax rates, our statutory tax rate decreased from 41.6% in 2017 to 29.0% in 2018. In addition, during the first six months of 2018 and 2017, we realized a 287 and 985 basis point reduction in our effective tax rate, respectively, related to excess tax benefits resulting from the exercise or vesting of stock awards.

Net interest income for Banking increased 32% from $54.2 million in the first six months of 2017, to $71.6 million in the first six months of 2018 due to a 33% increase in interest-earning assets. On a consolidated basis our net yield on interest earning assets was 2.89% for the first six months of 2018 as compared to 2.94% in the first six months of 2017. This decrease was due to a decrease in the net interest rate spread from 2.72% in the first six months of 2017 to 2.45% in the first six months of 2018, the effects of which were partially offset by less reliance on higher cost borrowings and an increase in the proportion of our funding coming from noninterest bearing deposits. The decrease in the net interest rate spread was due to an increase in the cost of interest-bearing liabilities from 0.77% in the first six months of 2017 to 1.32% in the first six months of 2018 which was partially offset by an increase in yield on total interest-earning assets from 3.49% in the first six months of 2017 to 3.77% in the first six months of 2018. The yield on interest-earning assets increased as new loans added to the portfolio bear interest rates higher than the current portfolio rates as a result of increases in market rates. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates, and increased costs of borrowings as the average rate on FHLB advances increased from 0.82% in the first six months of 2017 to 1.73% in the first six months of 2018. The average balance outstanding under the holding company line of credit increased from $8.9 million in the first six months of 2017 to $38.1 million in the first six months of 2018, and the average rate increased by over 80 basis points, resulting in a $0.8 million increase in corporate interest expense.

The provision for loan losses in the first six months of 2018 was $4.1 million as compared to $1.2 million in the first six months of 2017. The $4.1 million provision in the first six months of 2018 was due to growth in our loan balances and the $3.5 million of chargeoffs in the first six months of 2018. The $1.2 million provision in 2017 was primarily due to increases, excluding acquired loans, in loan balances.

Noninterest income in Banking in the first six months of 2018 was $3.5 million as compared $6.7 million in the first six months of 2017.  In the first six months of 2018, we recognized a $1.5 million balance sheet restructuring charge with no comparable amount in 2017, and in the first six months of 2017 we realized a $2.4 million gain on sale of loans as compared to $0.5 million in the first six months of 2018. Noninterest income for Wealth Management increased by $1.5 million in the first six months of 2018 when compared to the first six months of 2017 due to higher levels of AUM.

Noninterest expense in Banking increased from $34.2 million in the first six months of 2017 to $49.4 million in the first six months of 2018, due to increases in staffing and costs associated with the Bank’s expansion, including the acquisition of C1B in November 2017 and PBB in June 2018, and the growth of its balances of loans and deposits. Compensation and benefits for Banking increased $4.8 million or 24% during the first six months of 2018 as compared to the first six months of 2017 due to salary increases and an increase in the number of FTE in Banking, which increased to 349.7 in the first six months of 2018 from 297.9 in the first six months of 2017 as a result of the increased staffing related to the acquisitions and additional personnel added to support the growth in loans and deposits. A $1.5 million increase in occupancy and depreciation for Banking in the first six months of 2018 as compared to the first six months of 2017 was due to costs related to the acquisitions and increases in our data processing costs due to increased volumes and the implementation of enhancements. The $0.5 million increase in professional services and marketing in Banking was due to a $1.8 million recovery of legal costs realized in the first six months of 2017 which were offset by lower legal costs, excluding the recovery, incurred in the first six months of 2018. Customer service costs for Banking increased $4.6 million in the first six months of 2018 as compared to the first six months of 2017 due primarily to increases in the earnings credit rates paid on the balances, which reflect the increases in short term market rates during the first six months of 2018 when compared to the first six months of 2017. The $3.8 million increase in other expenses for Banking in the first six months of 2018 when compared to the first six months of 2017 were due to $3.8 million of acquisition costs related to the PBB acquisition. The increase in noninterest expense for Wealth Management was due to salary increases, legal costs and increases in referral fees due to higher levels of AUM.

Quarter Ended June 30, 2018 as Compared to Quarter Ended March 31, 2018

Our net income and income before taxes in the second quarter of 2018 were $5.1 million and $6.8 million, respectively, as compared to $9.0 million and $12.6 million, respectively, in the first quarter of 2018. Income before taxes for Banking decreased by $6.2 million, while income before taxes for Wealth Management increased by $0.3 million. The decrease in Banking was due to a higher provision for loan losses, lower noninterest income and higher noninterest expenses which were partially offset by higher net interest income. The increase in Wealth Management was due to lower noninterest expenses which was offset by lower noninterest income.

Our effective tax rate for the second quarter of 2018 was 24.4% as compared to 28.6% for the first quarter of 2018 and as compared to our statutory tax rate of 29.0%. During the second quarter of 2018, we realized a 347 basis point reduction in our effective tax rate related to excess tax benefits resulting from the exercise or vesting of stock awards.

Net interest income for Banking increased 6% from $34.8 million in the first quarter of 2018 to $36.8 million in the second quarter of 2018 due to a 11% increase in interest-earning assets.

On a consolidated basis our net yield on interest earning assets was 2.83% for the second quarter of 2018 as compared to 2.96% in the first quarter of 2018. This decrease was due to a decrease in the net interest rate spread from 2.56% in the first quarter of 2018 to 2.36% in the second quarter of 2018, the effects of which were partially offset by a higher proportion of equity balances. The decrease in the net interest rate spread was due to an increase in the cost of interest-bearing liabilities, which increased from 1.20% in the first quarter of 2018 to 1.42% in the second quarter of 2018, which was partially offset by an increase in yield on total interest-earning assets, which increased from 3.76% in the first quarter of 2018 to 3.78% in the second quarter of 2018. The yield on interest-earning assets increased as new loans added to the portfolio bear interest rates higher than the current portfolio rates as a result of increases in market rates. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates, and increased costs of borrowings as the average rate on FHLB advances increased from 1.75% in the first quarter of 2018 to 2.06% in the second quarter of 2018.

The provision for loan losses in the second quarter of 2018 was $2.5 million as compared to $1.7 million in the first quarter of 2018. The provision for the second quarter of 2018 was primarily related to the $3.5 million of chargeoffs while the provision in the first quarter of 2018 was due to increases, excluding acquired loans, in loan balances.

Noninterest income in Banking decreased from $2.6 million in the first quarter of 2018 to $1.0 million in the second quarter of 2018. In the second quarter of 2018, we recognized a $1.5 million balance sheet restructuring charge with no comparable amount in the first quarter of 2018. Noninterest income for Wealth Management decreased by $0.2 million in the second quarter of 2018 when compared to the first quarter of 2018 due to lower levels of AUM.

Noninterest expense in Banking increased from $21.8 million in the first quarter of 2018 to $27.6 million in the second quarter of 2018. A $0.5 million increase in occupancy and depreciation for Banking in the second quarter of 2018 as compared to the first quarter of 2018 was due to costs related to the acquisition of PBB and increases in our data processing costs due to the implementation of enhancements. Customer service costs for Banking increased $1.0 million in the second quarter of 2018 as compared to the first quarter of 2018 due to increases balances and increases in the earnings credit rates paid on the balances, which reflect the increases in short term market rates. Other expenses for Banking were $4.6 million higher during the second quarter of 2018 as compared to the first quarter of 2018 primarily due to $3.6 million of one-time costs related to the acquisition of PBB incurred in the second quarter of 2018 and higher FDIC insurance costs. The decrease in noninterest expense for Wealth

Management was due to a $0.2 million decrease in compensation and benefits and a $0.3 million decrease in professional services and marketing costs. The $0.2 million decrease in compensation and benefits for Wealth Management was due to seasonal increases in costs associated with employer taxes and employer contributions to retirement plans incurred in the first quarter of 2018. The $0.3 million decrease in professional services and marketing for Wealth Management was due to legal related costs incurred in the first quarter of 2018.

Changes in Financial Position

During the second quarter of 2018, as part of our balance sheet restructuring, we transferred $645 million of loans to loans held for sale with the intention of securitizing these loans, and, to mitigate against increases in interest rates on these loans, we entered into a swap agreement. Upon completion of this restructuring, we will have removed lower yielding loans from our loan portfolio, replaced cash holdings with higher yielding securities and reduced our multifamily loan concentrations.

During the first six months of 2018, total assets increased by $1.4 billion million primarily due to increases in cash and cash equivalents and loans, including the balances related to the PBB acquisition. As a result of the PPB acquisition, we acquired $523 million in loans and $478 million in deposits. Cash and cash equivalents increased to $370 million at June 30, 2018 from $120 million at December 31, 2017 as we increased our on balance sheet liquidity to maintain compliance with regulatory guidelines. Loans and loans held for sale increased by $1.1 billion as a result of the acquisition of PBB and $971 million of originations which were partially offset by the sale of $52 million of multifamily loans and payoffs or scheduled payments of $323 million. Deposits increased by $1.2 billion as a result of the acquisition of PBB and as our specialty deposits, branch deposits and wholesale deposits increased by $218 million, $48 million and $445 million, respectively. Borrowings increased by $113 million due primarily to the additional borrowings utilized to support our loan growth. During the first quarter of 2018, the Company sold 0.6 million shares of its common stock through its at-the-market offering at an average price of $18.46 per share, generating net proceeds of $11.3 million. At June 30, 2018, the outstanding balance on the holding company line of credit was $40 million as compared to $50 million at December 31, 2017.

Our credit quality remains strong as our ratio of non-performing assets to total assets is at 0.20% at June 30, 2018. We recorded $3.6 million of loan chargeoffs in the first six months of 2018 as compared to $0.2 million of recoveries in corresponding period in 2017. The ratio of the allowance for loan and lease losses to loans, excluding loans acquired in acquisitions, was 0.53% at June 30, 2018 and 0.54% at December 31, 2017.